Exhibit 99.1

Arrow Electronics Upsizes Its Asset Securitization Program

Available liquidity under the new program increased to $600 million

MELVILLE, N.Y.--(BUSINESS WIRE)--December 15, 2010--Arrow Electronics, Inc. (NYSE:ARW) announced that it has increased the size of its existing asset securitization program. Under the new program, the company now has available liquidity of $600 million. The revised program is an 18-month agreement with the right to request a 12-month extension. The original agreement was set to expire March 2011.

The asset securitization program is collateralized by accounts receivables of certain of the company’s North American subsidiaries and is conducted through Arrow Electronics Funding Corporation, a wholly-owned, bankruptcy remote subsidiary. The asset securitization program does not qualify for sale treatment. Accordingly, the accounts receivable and related debt obligation remain on the company's consolidated balance sheet.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President and Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, Corporate Communications